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                                                                     EXHIBIT 5.1

                     [Simpson Thacher & Bartlett Letterhead]


                                September 5, 2000

CNET Networks, Inc.
150 Chestnut Street
San Francisco, CA 94111

Ladies and Gentlemen:

                  We have acted as counsel to CNET Networks, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the proposed issuance by the Company of up to 52,626,381 shares of Company Common Stock, par value $.0001 per share (the "Company Common Stock"), upon consummation of the merger (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of July 19, 2000 (the "Merger Agreement"), among the Company, Ziff-Davis Inc., a Delaware corporation ("Z-D"), and TD Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company ("Merger Sub"). Upon consummation of the Merger, Merger Sub will be merged with and into Z-D and each outstanding share of Ziff-Davis Inc. -- Z-D Common Stock, par value $.01 per share, of Z-D (the "Z-D Common Stock") and each outstanding share of Ziff-Davis Inc. -- Z-D Net Common Stock, par value $.01 per share, of Z-D (the "Z-D Net Common Stock) will be converted into shares of Company Common Stock (the "Shares"), all as more fully described in the Registration Statement.

                  We have examined the Registration Statement and the Merger Agreement and the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

                  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as


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                                      -2-                      September 5, 2000


originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

                  Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, when the Shares shall have been issued in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

                  We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

                  We hereby consent to the filing of this opinion letter as
Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Opinions" in the Prospectus included in the Registration Statement.


                                            Very truly yours,

                                            /s/ SIMPSON THACHER & BARTLETT

                                            SIMPSON THACHER & BARTLETT